Exhibit 10.6
NONQUALIFIED DEFERRED COMPENSATION AGREEMENT
     This Deferred Compensation Agreement (the “Agreement”) is established and effective between ARGO-TECH CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Company”), and Frances S. St Clair, a key employee and executive of the Company (the “Participant”), as of the 28th day of December, 1995.
ARTICLE I
PURPOSE
     This Agreement is established for the purpose of providing deferred compensation for a highly compensated management employee of the Company and is intended to be unfunded within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Internal Revenue Code of 1986, as amended.
ARTICLE II
TERMINATION OF SERVICE
     “Termination of Service” shall mean severance of Participant’s employment with the Company for any reason including the Participant’s death.
ARTICLE III
EMPLOYMENT
     3.1 Employment. The Company currently employs the Participant in the capacity of Vice President and Chief Financial Officer as of the date of this Agreement and the Participant accepts the conditions of his employment as set forth in this Agreement by entering into this Agreement.
     3.2 Rights. Neither the Participant nor any person entitled to receive benefits under this Agreement shall have the right to anticipate, alienate, sell, assign, transfer, pledge, or encumber the right to receive any such benefits, nor shall such benefits be subject to the claims of the Participant’s creditors. The right to receive payment of benefits under this Agreement is expressly nontransferable and nonassignable. Any attempt to anticipate, alienate, sell, assign, transfer, pledge, encumber, attach or garnish the right to receive benefits under this Agreement shall be void ab initio.
     3.3 No Employment Agreement Created. No provision of this Agreement shall affect any employment agreement between the Company and the Participant nor shall conditions herein create specific employment rights to the Participant nor limit the right of the Company to discharge the Participant or change the terms and conditions of the Participant’s employment at any time. No provision of this Agreement shall limit the Participant’s rights to voluntarily sever his employment at any time.
ARTICLE IV
UNFUNDED OBLIGATION
               The Company’s obligation under this Agreement is an unsecured and unfunded promise to pay benefits. The Company shall have no obligation to and shall not set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. The Participant, his beneficiaries or any successor-in-interest to him shall be and remain simply a general, unsecured creditor of the Company in the same manner as any other creditor having a general claim for matured and unpaid compensation.
ARTICLE V
BENEFITS
               Upon the Participant’s Termination of Service, the Company will pay to the Participant an amount equal to the Company’s “Policy Interest” as defined under the Collateral

Assignment Split Dollar Insurance Agreement between the Company and the Participant dated January 1, 1996. Such amount shall be payable in a lump sum and shall be paid within 30 days following the Participant’s Termination of Service.
ARTICLE VI
CONDITIONS FOR PAYMENT OF BENEFITS
[Intentionally Deleted]
ARTICLE VII
AMENDMENT OR TERMINATION OF THIS AGREEMENT
     This Agreement may be amended or terminated only by mutual agreement of the Participant and the Company by a written instrument signed by the Participant and the Company.
ARTICLE VIII
ERISA PROVISIONS
     8.1 Named Fiduciary and Plan Administrator. The named fiduciary and plan administrator shall be The Argo-Tech Compensation Benefits Committee. As such, the Argo-Tech Compensation Benefits Committee shall be responsible for the management, control and administration of this Agreement. The Committee may delegate to others certain aspects of its management and operation responsibilities including the employment of advisors and the delegation of duties to qualified individuals.
     8.2 Claims Procedure and Arbitration. In the event that benefits under this Agreement are not paid to the Participant (or to his estate in the case of the Participant’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Plan Administrator named above within 60 days from the date payments are refused. The Plan Administrator shall review the written claim and, if the claim is denied in whole or in part, shall provide, in writing, within 90 days of receipt of such claim, specific reasons for such denial and reference to the provisions of the Agreement upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed denied if the Plan Administrator fails to take any action within the aforesaid 90 day period.
            If claimants desire a second review, they shall notify the Plan Administrator in writing within 60 days of the first claim denials. Claimants may review this Agreement or any documents relating thereto and submit any written issues and comments they may feel appropriate. The Plan Administrator shall then review the second claim and provide a written decision within 60 days of receipt of such claim. This decision shall likewise state the specific reasons for the decisions and shall include reference to specific provisions of this Agreement upon which the decision is based.
            If claimants continue to dispute the benefit denial, then claimants may submit the dispute to a Board of Arbitration for final arbitration. Said Board shall consist of one member selected by the claimant, one member selected by the Company and the third member selected by the first two members. The Board shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such Board with respect to any controversy properly submitted to it for determination.
     8.3 Applicability. This Article shall apply only to the extent this Agreement is subject to ERISA.

ARTICLE IX
MERGER OR REORGANIZATION OF THE CORPORATION
     The Company will not merge, consolidate, or reorganize its business activities with any other company or organization unless and until the other company or organization agrees to assume all obligations of the Company under this Agreement.
ARTICLE X
MISCELLANEOUS
     10.1 Enforceability. This Agreement shall inure to the benefit of and be enforceable by the executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.
     10.2 Notices. For all purposes of this Agreement, all communications including without limitation notices, consents, requests or approvals, provided for herein shall be in writing and shall be deemed to have been duly given when delivered or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Participant at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.
     10.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof as of the 28th day of December, 1995, and that, upon execution, each has received a confirming copy.

ARGO-TECH CORPORATION

/s/ Carol J. Forre	By:	/s/ Paul R. Keen

(Witness)	Its:	Vice President, General Counsel and Secretary

[illegible]		/s/ Frances S. St. Clair

(Witness)	Frances S. St Clair